Exhibit 10.9

TRIUMPH BANCORP, INC.

SENIOR EXECUTIVE INCENTIVE PLAN

Section 1. Purpose

This Senior Executive Incentive Plan (the “Incentive Plan”) is intended to provide an incentive for superior work and to motivate eligible executives of Triumph Bancorp, Inc. (the “Company”) and its subsidiaries toward strong achievement and business results, to tie their goals and interests to those of the Company and its stockholders, and to enable the Company to attract and retain highly qualified executives. The Incentive Plan is for the benefit of Covered Executives (as defined below).

Section 2. Administration

Subject to applicable law and regulation, the Board of Directors of the Company (the “Board”) or a committee of the Board (the “Committee”) shall have the sole discretion and authority to administer and interpret the Incentive Plan (the Board or Committee, as applicable, that administers and interprets the Incentive Plan, the “Administrator”). The Incentive Plan is intended to be subject to the relief set forth in Treasury Regulation Section 1.162-27(f)(1) and shall be administered and interpreted accordingly.

Section 3. Covered Executives

From time to time, the Administrator may select certain key executives of the Company (the “Covered Executives”) to be eligible to receive incentive awards hereunder.

Section 4. Incentive Award Determinations

(a) A Covered Executive may receive an incentive award under the Incentive Plan based upon the attainment of performance objectives which are established by the Administrator and relate to financial, operational or other metrics with respect to the Company or any of its subsidiaries or divisions (the “Performance Goals”), including but not limited to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis, or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis (basic or fully diluted); return on equity, capital or assets; one or more operating ratios such as earnings before interest, taxes and/or depreciation and amortization; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; free cash flow, cash flow, return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; stock price; earnings per share; shareholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); economic value added; strategic business criteria consisting of one or more objectives based on meeting specific market penetration, geographic business expansion goals, facility construction or completion goals, geographic facility relocation or completion goals, cost targets, customer satisfaction, supervision of litigation or information technology; joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings.

(b) Except as otherwise set forth in this Section 4(b) or determined by the Administrator, any incentive awards paid to Covered Executives under the Incentive Plan shall be based upon a formula that ties such incentive award to one or more performance objectives relating to the Performance Goals, the achievement of which shall be certified by the Administrator. Notwithstanding the foregoing, the Administrator may determine to grant incentive awards (including, without limitation, discretionary incentive awards) to Covered Executives under the Incentive Plan based upon such other terms and conditions as the Administrator may in its discretion determine.

Section 5. Incentive Award Payment

The payment of an incentive award to a Covered Executive with respect to a performance period shall be conditioned upon the Covered Executive’s employment by the Company on the last day of the performance period; provided, however, that the Administrator may make exceptions to this requirement, in its sole discretion, including, without limitation, in the case of a Covered Executive’s termination of employment, retirement, death or disability, or as may be required by an individual employment or similar agreement. Incentive awards may be satisfied in cash or through the grant of equity awards under the Company’s 2014 Omnibus Incentive Plan or any successor plan. Unless otherwise determined by the Administrator, incentive awards will generally be payable no later than March 15 of the calendar year following the end of the applicable performance year for which such award is earned.

Section 6. Effective Date; Amendment and Termination

The Incentive Plan was approved by the Board, and became effective, as of September 30, 2014. The Board reserves the right to amend or terminate the Incentive Plan at any time in its sole discretion. Any amendments to the Incentive Plan shall require stockholder approval only to the extent required by any applicable law, rule or regulation.

Section 7. No Employment Rights

Nothing in the Incentive Plan shall confer upon any Covered Executive the right to continue in the employ of the Company or its affiliates or affect any right which the Company or its affiliates may have to terminate such employment.

Section 8. Required Taxes

The Company may withhold from any amounts payable under the Incentive Plan such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

Section 9. Governing Law; Dispute Resolution

All questions concerning the construction, interpretation and validity of the Incentive Plan shall be governed by and construed and enforced in accordance with the domestic laws of the State of

Texas, without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. In furtherance of the foregoing, the internal law of the State of Texas will control the interpretation and construction of the Incentive Plan, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

Section 10. Miscellaneous

(a) The Incentive Plan shall not confer on any person any rights or remedies hereunder.

(b) The terms of the Incentive Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.

(c) The headings in the Incentive Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

(d) In the construction of the Incentive Plan, the singular shall include the plural, and vice versa, in all cases where such meanings would be appropriate.